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Exhibit 99(a)

OneBeacon Insurance Savings Plan

        Financial Statements and Supplemental Schedule to
Accompany 2003 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2003 and 2002

Index of Financial Statements and Supplemental Schedule

Page(s)
Report of Independent Registered Public Accounting Firm	2
Statements of Net Assets Available for Benefits December 31, 2003 and 2002	3
Statements of Changes in Net Assets Available for Benefits For the years ended December 31, 2003 and 2002	4
Notes to Financial Statements	5-10
Supplemental Schedule *:
Schedule of Assets (Held at End of Year) December 31, 2003	11-15

        * Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
OneBeacon Insurance Savings Plan

        In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon Insurance Savings Plan (the "Plan") at December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) at December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 16, 2004

OneBeacon Insurance Savings Plan

        Statements of Net Assets Available for Benefits
December 31, 2003 and 2002

	2003	2002
Assets
Investments:
Investments at fair value (Notes B,C,D,E)	$379,716,089	$338,146,120
Loans to participants at fair value (Note A)	4,884,748	5,311,372

Total Investments	384,600,837	343,457,492

Receivables:
Employer contributions	57,784	38,858
Participant contributions	181,650	121,212

Total Receivables	239,434	160,070

Total Assets	384,840,271	343,617,562

Liabilities
Accrued administrative expenses	56,128	—

Total Liabilities	56,128	—

Net Assets Available for Benefits	$384,784,143	$343,617,562

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

        Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2003 and 2002

	2003	2002
Additions
Investment income:
Interest and dividend income (Notes C and D)	$6,728,962	$7,524,446
Interest income, participant loans (Note A)	292,014	426,113
Net appreciation/(depreciation) in fair value of investments (Note D)	56,319,241	(31,233,678)

	63,340,217	(23,283,119)
Contributions:
Employer	5,305,491	6,498,091
Participant	15,367,060	14,884,759

	20,672,551	21,382,850
Transfers in—rollovers	3,254,052	2,841,350
Other increases	163	15,734

Total additions	87,266,983	956,815
Deductions
Benefits paid to participants	45,830,458	72,560,525
Administrative expenses	269,944	219,472
Miscellaneous	—	621

Total deductions	46,100,402	72,780,618

Net increase (decrease) excluding transfer out	41,166,581	(71,823,803)
Transfers out—(Note H)	—	(17,242,618)

Net increase (decrease)	41,166,581	(89,066,421)
Net Assets Available for Benefits:
Beginning of year	343,617,562	432,683,983

End of year	$384,784,143	$343,617,562

The accompanying notes are an integral part of these financial statements.

OneBeacon Insurance Savings Plan

Notes to Financial Statements

A. Description of the Plan

        The following description of the OneBeacon Insurance Savings Plan ("Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

        The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the "Company"). It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Eligibility

        Employees who complete sixty days of continuous service are eligible to participate in the Plan. Eligible employees are automatically enrolled in the Plan at a 2 percent contribution rate, unless waived by the employee.

Contributions

        During 2002, the maximum participants could contribute each year was 18 percent of annual compensation on a pre-tax and/or an after-tax basis, as defined in the Plan. Effective January 1, 2003, participants could contribute 40 percent of annual compensation on a pre-tax and/or an after-tax basis. Participants direct their contributions into various investment options offered by the Plan. During 2002, the Company contributed on behalf of the participant 100 percent of the first 2 percent and 50 percent of the next 4 percent of base compensation that a participant contributes to the Plan. Effective January 1, 2003, the Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. During 2002, fifty percent of the Company matching contribution was invested in the White Mountains Stock Fund and all remaining contributions were invested in the employee directed investment options. Effective January 1, 2003, the company match mirrors the employee directed investment options. Effective January 1, 2003, eligible participants who attain age 50 before the end of the Plan year can make catch up contributions to the Plan. Contributions are subject to IRS limitations.

        Employees hired between June 1, 2001 and April 11, 2003 have been and will be provided with the equivalent of two common shares of White Mountains Insurance Group, Ltd. on the first day of the second month of the quarter following one year of service with the Company. In 2003 and 2002, the Company contributed $729,422 and $141,417, respectively, to these employees. Contributions into the White Mountain Stock Fund can be immediately directed by the participant into another investment option.

Participant Accounts

        Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

        Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company's contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service.

Forfeitures

        Forfeitures are used to reduce future Company contributions. The balances as of December 31, 2003 and 2002, in the forfeiture account were $11,952 and $6,727, respectively. During 2003 and 2002, $428,273 and $329,014, respectively, of forfeited funds were used to offset employer contributions.

Participant Loans

        Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime rate (4.00% and 4.25% at December 31, 2003 and December 31, 2002, respectively) plus 1 percent as of the beginning of the month in which the loan was made.

Payment of Benefits

        On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over time. For termination of service for other reasons, a participant may only receive the value of the vested interest in his or her account as a lump-sum distribution.

Expenses

        During 2003 and 2002, the Company paid the majority of administrative expenses relating to the Plan except for certain investment management fees paid by the Plan. Effective January 1, 2004, the participants will pay all administrative expenses formerly paid by the Company including independent audit and compliance testing fees.

Plan Termination

        While the Company has not expressed any intent to discontinue their contributions or terminate the Plan, they are free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant's balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

B. Investment Options

        During the plan years ended December 31, 2003 and 2002, participants were able to allocate their contributions among various registered investment company options, a company stock fund and four specific Plan-sponsored funds comprised of stocks, bonds, government securities and guaranteed investment contracts as follows:

  Columbia Mid Cap Value Fund (formerly the Liberty Select Value Fund, Class Z)
  OneBeacon Equity Fund
  OneBeacon Fixed Income Fund
  OneBeacon Fully Managed Fund
  OneBeacon Insurance Group Stable Value Fund
  Vanguard 500 Index Fund
  Vanguard Asset Allocation Fund
  Vanguard Extended Market Index Fund
  Vanguard High-Yield Corporate Fund
  Vanguard International Growth Fund
  Vanguard Long-Term Corporate Fund
  Vanguard Morgan Growth Fund
  Vanguard Prime Money Market Fund
  Vanguard Short-Term Corporate Fund
  Vanguard Small-Cap Index Fund
  Vanguard Total International Stock Index Funds
  Vanguard U.S. Growth Fund
  Vanguard Wellington Fund
  Vanguard Windsor Fund
  Vanguard Windsor II Fund
  White Mountains Stock Fund

C. Summary of Accounting Policies

        The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

Basis of Accounting

        The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

        The Plan's investments are stated at fair value, except for its investment contract(s), which are valued at contract value which approximates fair value (Note E). Shares of company stock, common stock, preferred stock, U.S. government securities, corporate bonds, and registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value. Shares in common/collective trust funds are valued at the net asset value of the Plan's shares held, as determined by the Custodian. Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

        In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Benefit Payments

        Benefits are recorded when paid.

Risks and Uncertainties

        The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Reclassifications

        Certain reclassifications were made to the prior year financial statements to conform to current year presentation.

D. Investments

        The following presents the fair value of investments that represent 5 percent or more of the Plan's net assets.

	As of December 31,
	2003	2002
Investments, at fair value
Vanguard 500 Index Fund	$31,451,292	$25,176,783
Vanguard Prime Money Market Fund	N/A	17,590,921
Vanguard Wellington Fund	22,981,133	19,927,651
Vanguard Windsor Fund	32,472,877	26,217,886

        During 2003 and 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

	Years Ended December 31,
	2003	2002
Net appreciation/(depreciation) in fair value of investments, by type
Common Stock	$18,404,021	$(6,107,081)
Preferred Stock	1,012,648	180,463
White Mountains Stock	2,940,579	(346,363)
Corporate Bonds	1,702,208	3,155,336
US Government Bonds	19,118	270,652
Registered Investment Companies	32,240,667	(28,386,685)

Net appreciation/(depreciation) in fair value of investments	$56,319,241	$(31,233,678)

E. Investment Contracts (OneBeacon Insurance Stable Value Fund)

        The Plan has entered into benefit-responsive investment contracts with Bank of America, CDC Capital, GE Life and Annuity Insurance, John Hancock Mutual, JP Morgan Chase Bank, Metropolitan Life Insurance, New York Life Insurance, Rabobank Nederland, State Street Bank, Travelers, and Vanguard Prime Money Market Fund. The contract is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract value, which approximates fair value, as reported to the Plan by these institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The average yields during the years ended December 31, 2003 and 2002 were 4.86 percent and 5.29 percent, respectively. The crediting interest rates ranged from 3.55 to 7.64 percent and 3.85 to 7.64 percent at December 31, 2003 and 2002, respectively. The crediting interest rate is based on a formula agreed upon with the issuer, but may not be less than 0 percent. Such interest rates on synthetic contracts are reviewed on a quarterly basis for resetting.

F. Related Party Transactions

        The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for only those investments as defined by the Plan. The Plan also has investments, which are managed by White Mountain Advisors, an affiliate of the Company. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Participants' loans also constitute party-in-interest transactions.

        The Plan invests in the White Mountains Stock Fund (the "Fund") which is comprised of common shares of White Mountains Insurance Group, Ltd. (the Parent Company) and small amounts of cash invested in the Vanguard Prime Money Market Fund. The share values of the Fund are recorded and maintained by VFTC, Trustee of the Plan. During the years ended December 31, 2003 and 2002, the Plan purchased shares in the Fund in the amounts of $2,929,945 and $5,021,187, respectively; sold shares in the Fund of $2,019,919 and $2,652,396, respectively; and had net appreciation (depreciation) in the Fund of $2,940,579 and $(346,363), respectively. The total value of the Plan's investment in the Fund was $10,596,218 and $6,745,613 at December 31, 2003 and 2002, respectively.

G. Tax Status

        The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). Management believes the Plan is designed and operates in accordance with the IRC, therefore, no provision for income taxes is required.

H. 2002 Transfer Out

        Effective December 31, 2001, approximately 1,972 full time employees of the property and casualty business were transferred to Liberty Mutual. Employees with loan balances could either pay off their loan and remain in the Plan or transfer their loan and investments in their entirety to the Liberty Mutual Thrift Incentive Plan. In January 2002, $17,242,618 in loans and investments were transferred out of the Plan.

OneBeacon Insurance Savings Plan

Schedule of Assets (Held at End of Year)
(Form 5500, Schedule H, Part IV, Line 4i)

Identity of Issue	Security Description	Current Value
Cash and cash equivalents
*TBC INC POOLED EMPLOYEE FUNDS	3,562,699 units	$3,562,699

		3,562,699

Common Stock
ABITIBI CONSOLIDATED INC	30,000 shares	243,300
ALEXANDER & BALDWIN INC	1,500 shares	50,535
AMERADA HESS CORP	100,000 shares	5,317,000
AON CORP COM	55,000 shares	1,316,700
ARCHER DANIELS MIDLAND CO	90,000 shares	1,369,800
AUTOMATIC DATA PROCESSING INC	25,000 shares	990,250
BERKSHIRE HATHAWAY INC DEL CLASS B	550 shares	1,548,250
CALLAWAY GOLF CO	15,000 shares	252,750
CAPITOL FED FINL	30,000 shares	1,081,800
CHARTER FINL CORP WEST PT GA	25,000 shares	931,750
DIAMOND OFFSHORE DRILLING INC	20,000 shares	410,200
EASTMAN CHEM CO	30,000 shares	1,185,900
EL PASO ELEC CO	260,000 shares	3,471,000
FAIRMONT HOTELS & RESORTS INC	65,000 shares	1,764,100
FIRSTENERGY CORP	115,000 shares	4,048,000
FORTUNE BRANDS INC	4,000 shares	285,960
GREAT LAKES CHEM CORP	150,000 shares	4,078,500
HASBRO INC	4,000 shares	85,120
IDACORP INC	5,000 shares	149,600
IMPERIAL CHEMICAL INDUSTRIES	100,000 shares	356,240
LONGVIEW FIBRE CO	65,000 shares	802,750
MARATHON OIL CORP	150,000 shares	4,963,500
MCDONALDS CORP	47,000 shares	1,167,010
MEREDITH CORP	55,000 shares	2,684,550
NUI CORP	27,000 shares	435,240
OCTEL CORP	80,000 shares	1,575,200
OVERSEAS SHIPHOLDING GROUP	25,000 shares	851,250
PEOPLES BANK	42,000 shares	1,369,200
POTLATCH CORP	45,000 shares	1,564,650
RYDER SYS INC	70,000 shares	2,390,500
TECK COMINCO LTD CL B SUB VTG	80,000 shares	1,357,632
UNISOURCE ENERGY CORP	250,000 shares	6,165,000
UNOCAL CORP	85,000 shares	3,130,550
XCEL ENERGY INC	47,000 shares	798,060

		58,191,847
Preferred Stock
CMS ENERGY CORP PFD CONV 144A	15,000 shares	838,125
ROUSE CO EXCH CVT PFD SER B	18,000 shares	1,116,000

UNOCAL CAP TR EXCH CVT PFD	95,000 shares	$5,130,000

		7,084,125

Company Stock
*WHITE MOUNTAINS STOCK	22,949 shares	10,555,393

		10,555,393

Corporate Bonds
3M EMPLOYEE STK OWNERSHIP 144A	5.620% 07/15/2009 $617,365 par	667,335
AMERICAN GEN FIN MTN #TR00378	5.375% 10/01/2012 $2,000,000 par	2,062,362
AON CORP SR DEB CVT	3.500% 11/15/2012 $500,000 par	617,500
CONOCO INC SR NTS	6.350% 04/15/2009 $2,000,000 par	2,243,670
COORS BREWING CO	6.375% 05/15/2012 $2,000,000 par	2,178,718
DEERE & CO DEB	7.850% 05/15/2010 $2,000,000 par	2,416,662
DOVER CORP NT	6.450% 11/15/2005 $1,000,000 par	1,078,977
DU PONT EI DE NEMOURS & CO NT	6.875% 10/15/2009 $2,000,000 par	2,313,318
ENERGY EAST CORP NT	5.750% 11/15/2006 $2,500,000 par	2,699,360
FOSTERS FIN CORP NT 144A	6.875% 06/15/2011 $1,000,000 par	1,137,333
HARTFORD LIFE INC SR NT	7.375% 03/01/2031 $1,000,000 par	1,172,483
HARVARD UNIV MASS	8.125% 04/15/2007 $1,045,000 par	1,214,342
INCO LTD CONV DEB	1.000% 03/14/2023 $500,000 par	694,375
INTERNATIONAL PAPER CO	7.500% 05/15/2004 $1,000,000 par	1,019,971
KERR MCGEE CORP SUB DEB CVT	5.250% 02/15/2010 $1,500,000 par	1,580,625
KINDER MORGAN ENERGY SR NT	7.500% 11/01/2010 $1,000,000 par	1,171,574
LOEWS CORP SUB NOTES CVT	3.125% 09/15/2007 $1,250,000 par	1,207,813
OHIO CAS CORP NT CVT	5.000% 03/19/2022 $500,000 par	526,250

PEARSON INC GTD NT 144A	7.375% 09/15/2006 $1,000,000 par	$1,113,220
SARA LEE CORP MTN # TR 00020	6.275% 02/23/2004 $1,500,000 par	1,508,102
SIERRA PAC RES NEW NT CONV	7.250% 02/14/2010 $500,000 par	943,750
ST PAUL COS INC MTN # TR 00054	6.730% 07/14/2005 $1,000,000 par	1,065,519
TECK COMINCO LTD CV SUB DEB	3.750% 07/15/2006 $1,000,000 par	960,000
TEXTRON FINL CORP MTN #TR00622	2.750% 06/01/2006 $2,000,000 par	1,995,870
TRIBUNE CO MTN #TR 00043	5.900% 01/24/2006 $1,000,000 par	1,059,266
TRIZEC HAHN CORP DEBS EXCH	3.000% 01/29/2021 $5,000,000 par	3,893,750
USF&G CORP SUB CVT NT	ZERO CPN 03/03/2009 $1,500,000 par	1,194,375
WELLPOINT HEALTH NETWORKS NT	6.375% 06/15/2006 $1,000,000 par	1,090,942

		40,827,462

US Government Securities
FEDERAL HOME LN MTG CORP DEBS	7.800% 09/12/2016 $1,000,000 par	1,136,409
US TREASURY NOTES	3.000% 02/15/2008 $5,000,000 par	5,023,240

		6,159,649

OneBeacon Insurance Group Stable Value Fund—Insurance and Investment Contracts
BANK OF AMERICA 03-010 WRAPPER CONTRACT	3.68% 06/30/2008	5,430
UNDERLYING ASSETS
*VANGUARD TARGETED RETURN TRUST (4-07)	12/31/2007	2,057,712
*VANGUARD TARGETED RETURN TRUST (2-08)	06/30/2008	1,013,279

TOTAL CONTRACT VALUE		3,076,421

CDC CAPITAL 362-03 WRAPPER CONTRACT	5.75% 02/28/2004	(2,516,098)
UNDERLYING ASSETS
MORGAN STANLEY CAP 98-HF2 A1		1,302,346
NATIONSLINK FUNDING CORP 99-SL A6		2,330,865
PROVIDENT BANK HOME EQUITY LN TR 1998-2 A5		901,971

TOTAL CONTRACT VALUE		2,019,084

CDC FINANCIAL PRODUCTS 1362-01 WRAPPER CONTRACT	3.55% constant duration	$(14,140)
UNDERLYING ASSETS
*VFTC INTERMEDIATE-TERM TRUST		5,701,883

TOTAL CONTRACT VALUE		5,687,743

GE LIFE AND ANNUITY GS-3328	6.77% 5/15/2004	1,335,501

JOHN HANCOCK MUTUAL GAC-14647	6.77% 7/15/2004	2,671,003

JP MORGAN CHASE BANK JPMBEAC01 WRAPPER CONTRACT	4.30% constant duration	(164,543)
UNDERLYING ASSETS
*VFTC MORTGAGE BACKED SECURITIES TRUST		3,385,821
*VANGUARD TOTAL BOND MARKET INDEX FUND		4,658,003

TOTAL CONTRACT VALUE		7,879,281

METROPOLITAN LIFE 25656	7.13% 05/15/2005	5,006,065

METROPOLITAN LIFE 25855	5.93% 07/15/2005	2,344,526

NEW YORK LIFE GA31132	7.64% 10/15/2004	5,185,064

NEW YORK LIFE GA31132-002	6.29% 08/15/2005	4,805,675

RABOBANK NEDERLAND GAC 099601 WRAPPER CONTRACT	4.27% constant duration	(362,714)
UNDERLYING ASSETS
*VFTC INTERMEDIATE-TERM TRUST		15,411,593

TOTAL CONTRACT VALUE		15,048,879

RABOBANK NEDERLAND GAC 069701 WRAPPER CONTRACT	4.53% constant duration	(229,250)
UNDERLYING ASSETS
*VANGUARD TOTAL BOND MARKET INDEX FUND		4,640,372

TOTAL CONTRACT VALUE		4,411,122

STATE STREET BANK 101049 WRAPPER CONTRACT	4.20% 09/30/2007	$(319,173)
UNDERLYING ASSETS
*VANGUARD TARGETED RETURN TRUST (4-05)	12/31/2005	2,425,508
*VANGUARD TARGETED RETURN TRUST (1-06)	03/31/2006	1,805,882
*VANGUARD TARGETED RETURN TRUST (2-06)	06/30/2006	1,798,149
*VANGUARD TARGETED RETURN TRUST (3-06)	09/30/2006	1,585,027
*VANGUARD TARGETED RETURN TRUST (4-06)	12/31/2006	1,598,632
*VANGUARD TARGETED RETURN TRUST (1-07)	03/31/2007	1,600,570
*VANGUARD TARGETED RETURN TRUST (2-07)	06/30/2007	1,604,848
*VANGUARD TARGETED RETURN TRUST (3-07)	09/30/2007	1,609,673

TOTAL CONTRACT VALUE		13,709,116

TRAVELERS GR-18716	3.99% 12/05/2008	4,012,023

*VANGUARD PRIME MONEY MARKET FUND	0.77% constant duration	1,166,888

		78,358,391

Participant Loans
*PARTICIPANT LOANS	5.0% — 5.25%	4,884,748

		4,884,748

Registered Investment Companies
COLUMBIA MID CAP VALUE FUND	359,490 units	8,688,873
*VANGUARD 500 INDEX FUND	306,334 units	31,451,292
*VANGUARD ASSET ALLOCATION FUND	355,395 units	8,017,713
*VANGUARD EXTENDED MARKET INDEX FUND	417,060 units	11,118,825
*VANGUARD HIGH-YIELD CORP FUND	255,807 units	1,632,046
*VANGUARD INT'L GROWTH FUND	425,776 units	6,867,764
*VANGUARD LT CORPORATE FUND	1,054,115 units	9,771,645
*VANGUARD MORGAN GROWTH FUND	64,372 units	957,205
*VANGUARD PRIME MONEY MARKET FUND	15,694,284 units	15,694,284
*VANGUARD SMALL-CAP INDEX FUND	313,204 units	7,078,413
*VANGUARD ST CORPORATE FUND	334,647 units	3,614,185
*VANGUARD TOTAL INT'L STOCK INDEX FUND	195,893 units	2,084,302
*VANGUARD U.S. GROWTH FUND	69,839 units	1,058,756
*VANGUARD WELLINGTON FUND	797,679 units	22,981,133
*VANGUARD WINDSOR FUND	1,997,102 units	32,472,877
*VANGUARD WINSOR II FUND	433,643 units	11,487,210

		174,976,523

		$384,600,837

*
Denotes party-in-interest.

Cost omitted for participant directed investments.

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  Exhibit 99(a)